Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Angelyn Lechman Chase Communications (619) 223-0961 alechman@chasepr.com

LEADING ADDICTION TREATMENT EXECUTIVE CHRIS HASSAN
JOINS HYTHIAM AS SENIOR EXECUTIVE VICE PRESIDENT

Leading Force Behind Launch of Most Successful Addiction Treatment to Complete Senior Executive
Team in Anticipation of Hythiam’s Rapid Commercial Expansion

LOS ANGELES — July 27, 2006 Hythiam, Inc. (NASDAQ:HYTM), the healthcare services management company that licenses the PROMETA™ treatment protocols designed to treat alcohol, methamphetamine, and cocaine dependence, announced today that leading addiction treatment executive Chris Hassan has joined the Company as Senior Executive Vice President. In this capacity, he will oversee all of Hythiam’s licensing and marketing efforts.

Most recently, Hassan was a founding member and vice president of sales of Reckitt Benckiser pharmaceuticals, where he was responsible for the initial commercial planning and launch of the highly successful new innovative treatment for opiate addiction- Suboxone ™ (buprenorphine). Reckitt Benckiser is a $25 billion global enterprise.

“Chris Hassan has been responsible for what is the most successful new product launch in the field of addiction treatment,” said Terren Peizer, Hythiam’s Chairman and CEO. “Chris and his team were able to build a $200 million business and establish an emerging industry standard in only 3 years, despite the need to simultaneously build awareness of a new alternative to the significant installed base of methadone treatment providers, while training and encouraging physician certification in the utilization of Suboxone. Additionally, Chris has built up relationships with key opinion leaders, leading researchers, and the top medical societies in the field of addiction and psychiatry.

Peizer continued, “We have built a solid foundation for growth by patiently working towards building awareness of the neurobiological aspects of addiction, and by delivering data on PROMETA’s clinical effectiveness into various markets. With initial third-party results in hand, we are now ready to scale our business by expanding the number of medical treatment providers who will offer PROMETA. With the addition of Chris to our team, we will have the management depth and expertise necessary to rapidly expand our commercial business operations.”

Suboxone was launched in March 2003 and has projected 2006 sales of $200 million. While with the company, Hassan was instrumental in creating a large network of over 3,000 U.S. physicians utilizing Suboxone to treat opiate addiction, as well as leading sales and business development.

“I am proud of the work done with the team at Reckitt Benckiser on the behalf of the estimated 6 million patients suffering from the disease of opiate dependence. The launch of Suboxone and concurrent education of treatment providers required a fundamental change in the way opiate addiction was recognized and diagnosed as a treatable brain disease,” said Chris Hassan. “PROMETA represents this paradigm shift on an acute basis for the millions of patients suffering from addiction to stimulants and alcohol. This shift will make addiction treatment primarily an outpatient procedure that combines best medical practices with innovative psycho-social counseling. I have been watching Hythiam’s progress and I am amazed at what they have achieved in such a rapid time-frame. I look forward to adding my contribution towards increasing the awareness and adoption of PROMETA throughout the world.”

About PROMETA™
Hythiam’s PROMETA treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment protocols comprise nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine or methamphetamine dependence that is designed to address physiological, nutritional and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.

About Hythiam, Inc.
Hythiam® is a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological, nutritional, and behavioral treatment protocols that seek to address substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and outreach support, and outcomes tracking for data analysis. For further information, please click on www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.